Exhibit 99.1

Euronet Worldwide Reports First Quarter 2009 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--April 28, 2009--Euronet Worldwide Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its first quarter 2009 financial results.

Euronet's consolidated first quarter 2009 financial highlights included:

  Revenues of $233.7 million, compared to $244.8 million for the first quarter 2008.
  Operating income of $9.7 million, compared to $13.2 million for the first quarter 2008.
  Adjusted operating income of $15.2 million, compared to $16.2 million for the first quarter 2008.
  Adjusted EBITDA of $29.7 million, compared to $33.1 million for the first quarter 2008.
  Net loss of $12.3 million, or $0.24 diluted loss per share, compared to a net loss of $8.6 million, or $0.18 diluted loss per share, for the first quarter 2008.
  Adjusted cash earnings per share of $0.31, compared to $0.30 for the first quarter 2008.
  Transactions of 347.8 million, compared to 339.5 million in the first quarter 2008.

See the reconciliation of non-GAAP items in the attached supplemental data.

Adjusted cash earnings per share of $0.31 per share exceeded the Company’s first quarter 2009 guidance of $0.27 per share due primarily to revenue recognized in the first quarter 2009 related to fees for two contract terminations previously announced with the fourth quarter 2008 results.

Four unusual or non-recurring factors significantly affected the comparison of Euronet’s first quarter 2009 results to the results for the first quarter 2008. These factors are significant declines in foreign currency exchange rates against the U.S. dollar, adjustments in 2009 to the fourth quarter 2008 estimated goodwill and intangible asset impairment charges, the first quarter 2009 receipt of termination fees for two previously announced contracts and charges incurred in the first quarter 2008 associated with abandoned efforts to acquire MoneyGram International, Inc. (“MoneyGram”). Following is a discussion of each of the four factors.

Currency devaluations – Compared to the first quarter 2008, the Company’s first quarter 2009 results were unfavorably impacted due to the weakening of most major currencies against the U.S. dollar. Applying average foreign currency exchange rates from the first quarter 2008 to the first quarter 2009 results, the Company’s revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $48.1 million, $4.7 million and $6.7 million, respectively, resulting in year-over-year improvements of approximately 15%, 23% and 10%, respectively.

Goodwill and intangible asset impairments – The results for the first quarter 2009 include an additional non-cash goodwill and intangible impairment charge (the “impairment charge”) of $9.9 million in the Money Transfer Segment associated with the finalization of the Company’s fourth quarter goodwill impairment testing. Including the fourth quarter 2008 estimated impairment charge, the Company’s total non-cash impairment charge was $230.0 million. This charge related to the Company’s 2007 acquisition of RIA Envia, Inc. (“RIA”) and the 2004 and 2005 acquisitions of two Spanish prepaid processors.

Contract termination fees – The first quarter 2009 revenue and operating income include contract termination fees totaling $4.4 million ($3.0 million after tax) related to the early termination of two contracts in the EFT Processing Segment, as disclosed with the fourth quarter 2008 results.

MoneyGram transaction – In the first quarter 2008, the Company recognized charges of $20.5 million associated with abandoned efforts to acquire MoneyGram. These charges included $17.5 million in non-operating unrealized losses associated with investments in shares of MoneyGram and $3.0 million in acquisition costs.

Segment and Other Results

The EFT Processing Segment reported the following results for the first quarter 2009:

  Revenues of $46.2 million, compared to $48.2 million for the first quarter 2008.
  Operating income of $12.0 million, compared to $10.1 million for the first quarter 2008.
  Adjusted operating income of $7.6 million, compared to $10.1 million for the first quarter 2008.
  Adjusted EBITDA of $11.8 million, compared to $14.9 million for the first quarter 2008.
  Transactions of 159.5 million, compared to 168.4 million for the first quarter 2008.

The year-over-year fluctuation in quarterly results was primarily attributable to a combination of changes in foreign currency exchange rates and contract termination fees.

Applying average foreign currency exchange rates from the first quarter 2008 to the first quarter 2009 results and adjusting the first quarter 2009 revenues for contract termination fees, the Segment’s revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $6.1 million, $1.7 million and $2.8 million, respectively, resulting in a year-over-year increase in revenues of 9% and year-over-year decreases in adjusted operating income and adjusted EBITDA of approximately 8% and 2%, respectively. The decrease in adjusted operating income and adjusted EBITDA was due to the loss of certain contracts discussed previously.

The EFT Processing Segment ended the first quarter 2009 with 9,205 ATMs operated compared to 11,917 ATMs at the end of the first quarter 2008. The year-over-year comparison was impacted by the expiration or termination of certain customer contracts during the previous twelve months that resulted in a decrease of approximately 4,100 ATMs since March 31, 2008. This decrease has been partially offset by expansions in owned and outsourced ATMs in several of our markets. As of March 31, 2009, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

The Prepaid Processing Segment reported the following results for the first quarter 2009:

  Revenues of $134.5 million, compared to $144.3 million for the first quarter 2008.
  Operating income of $10.8 million, compared to $10.3 million for the first quarter 2008.
  Adjusted EBITDA of $14.4 million, compared to $14.4 million for the first quarter 2008.
  Transactions of 184.3 million, compared to 167.3 million for the first quarter 2008.

Growth in operating income was attributable to organic transaction growth, concentrated primarily in our Australian, German and U.S. markets because of our continued success in increasing market share over our weakening competitors.

Applying average foreign currency exchange rates from the first quarter 2008 to the first quarter 2009 results, the Segment’s revenues, operating income and adjusted EBITDA would have been higher by approximately $33.6 million, $2.9 million and $3.5 million, respectively, resulting in a year-over-year improvement of approximately 16%, 33% and 24%, respectively.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 421,000 point-of-sale terminals across approximately 227,000 retailer locations in Europe, Asia Pacific, North America and the Middle East.

The Money Transfer Segment reported the following results for the first quarter 2009:

  Revenues of $53.0 million, compared to $52.3 million for the first quarter 2008.
  Operating loss of $7.9 million, compared to operating income of $2.0 million for the first quarter 2008.
  Adjusted operating income of $2.0 million, compared to $2.0 million for the first quarter 2008.
  Adjusted EBITDA of $6.8 million, compared to $6.8 million for the first quarter 2008.
  Transfer transactions of 4.0 million, compared to 3.8 million for the first quarter 2008.

As described earlier, the results for the first quarter 2009 include an additional non-cash impairment charge of $9.9 million associated with the completion of the Company’s fourth quarter 2008 goodwill impairment testing related to the Company’s 2007 acquisition of RIA.

The above results reflect continued growth in volumes and profits from non-U.S. originated transactions, offset by declines in volumes and profits recorded on transactions to Mexico and the impact of changes in foreign currency exchange rates. Applying average foreign currency exchange rates from the first quarter 2008 to the first quarter 2009 results, the Segment’s revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $4.0 million, $0.1 million and $0.4 million, respectively, resulting in year-over-year improvement of 9%, 5% and 6%, respectively. Operating profit and adjusted EBITDA did not grow as much as revenues as a result of increased correspondent costs stemming from reduced volume discounts on declining transactions to Mexico.

The Money Transfer Segment operates a network of approximately 77,100 locations, serving more than 100 countries.

Corporate and other reported $5.2 million of operating expenses for the first quarter 2009, compared to $9.2 million for the first quarter 2008. The decrease is due primarily to lower share-based compensation and the $3.0 million expenses recorded in the first quarter 2008 for professional fees associated with abandoned efforts to acquire MoneyGram.

The Company’s unrestricted cash on hand was $158.7 million as of March 31, 2009, compared to $181.3 million as of December 31, 2008, primarily as the result of net debt reductions.

During the first quarter 2009, the Company reduced convertible debt, revolving credit facility and term loan balances outstanding to $354.1 million as of March 31, 2009, from $374.0 million as of December 31, 2008. During the first quarter 2009, Euronet adopted new accounting principles requiring the proceeds from the issuance of convertible debt instruments to be allocated between debt and equity components so that debt is discounted to reflect the Company’s nonconvertible debt borrowing rate. The debt discount is amortized as additional non-cash interest expense over the period the convertible debt is expected to be outstanding. As required, the Company has adjusted previously reported results, which had the impact of increasing non-cash interest expense for the first quarter 2008 by $3.0 million and reducing debt as of December 31, 2008 by $31 million from $405.0 million to $374.0 million. Moreover, for the first quarter 2009, the adoption of this new accounting principle resulted in a $2.4 million non-cash increase in interest expense.

The Company expects adjusted cash earnings per share for the second quarter 2009 to be $0.29, assuming foreign currency exchange rates remain stable through the end of the quarter.

We believe that adjusted operating income, adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While certain of these calculations are used to more fully describe the results of the business, others are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational and non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding U.S. GAAP financial measure.

(1) Adjusted operating income represents operating income, excluding goodwill and intangible asset impairment charges and other non-operating or non-recurring items. Although impairment charges and acquisition costs are considered operating costs under generally accepted accounting principles, these unusual and non-recurring items have been excluded to enable a more complete understanding of the Company’s core operating performance.

(2) Adjusted EBITDA is defined as operating income and excluding depreciation, amortization, share-based compensation expenses, goodwill and intangible asset impairment charges and other non-operating or non-recurring items. Although depreciation, amortization and impairment charges are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocations or write-offs of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash income tax expense and g) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Euronet Worldwide will host an analyst conference call on Wednesday, April 29, 2009, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 800-289-0504 (USA) or +1-913-312-1268 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com. To dial in for the replay, the call-in number is 888-203-1112 (USA) or +1-719-457-0820 (non-USA). The replay passcode is 9689854. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 42 countries.

Euronet’s global payment network is extensive — including 9,205 ATMs, approximately 56,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 24 countries; card software solutions; a prepaid processing network of approximately 421,000 point-of-sale terminals across approximately 227,000 retailer locations in 20 countries; and a consumer-to-consumer money transfer network of approximately 77,100 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 140 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations or predictions of future performance are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2009	2008
		(see Note)
Revenues:
EFT Processing	$46.2	$48.2
Prepaid Processing	134.5	144.3
Money Transfer	53.0	52.3
Total revenues	233.7	244.8

Operating expenses:
Direct operating costs	153.5	165.9
Salaries and benefits	28.6	30.7
Selling, general and administrative	19.1	21.0
Impairment of goodwill and acquired intangible assets	9.9	-
Depreciation and amortization	12.9	14.0
Total operating expenses	224.0	231.6
Operating income	9.7	13.2

Other income (expense):
Interest income	1.0	3.8
Interest expense	(7.1)	(9.8)
Income from unconsolidated affiliates	0.5	0.2
Impairment loss on investment securities	-	(17.5)
Loss on early retirement of debt	(0.1)	(0.2)
Foreign exchange gain (loss), net	(10.6)	13.1
Total other income (expense), net	(16.3)	(10.4)

Income (loss) from continuing operations before income taxes	(6.6)	2.8

Income tax expense	(5.3)	(10.1)

Loss from continuing operations	(11.9)	(7.3)

Discontinued operations, net	(0.1)	(0.8)

Net loss	(12.0)	(8.1)
Less: Net income attributable to noncontrolling interests	(0.3)	(0.5)
Net loss attributable to Euronet Worldwide, Inc.	$(12.3)	$(8.6)

Loss per share - diluted:
Continuing operations	$(0.24)	$(0.16)
Discontinued operations	-	(0.02)
Loss per share	$(0.24)	$(0.18)

Diluted weighted average shares outstanding	50,292,907	48,956,945

Note: See Note to Consolidated Condensed Balance Sheets.

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	March 31,	December 31,
	2009	2008
		(see Note)
ASSETS
Current assets:
Cash and cash equivalents	$158.7	$181.3
Restricted cash	105.5	131.0
Inventory - PINs and other	52.7	61.3
Trade accounts receivable, net	225.3	261.1
Other current assets, net	51.3	47.6

Total current assets	593.5	682.3

Property and equipment, net	83.8	89.5
Goodwill and acquired intangible assets, net	581.0	613.6
Other assets, net	78.2	65.2

Total assets	$1,336.5	$1,450.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$450.8	$510.0
Short-term debt obligations	62.6	73.2

Total current liabilities	513.4	583.2

Debt obligations, net of current portion	286.7	294.4
Capital lease obligations, net of current portion	4.8	6.4
Deferred income taxes	59.8	62.9
Other long-term liabilities	8.2	7.8

Total liabilities	872.9	954.7

Stockholders' equity	463.6	495.9

Total liabilities and stockholders' equity	$1,336.5	$1,450.6

Note: Effective Jan. 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 requires the proceeds from the issuance of such convertible debt instruments to be allocated between debt and equity components so that debt is discounted to reflect the Company’s nonconvertible debt borrowing rate. The debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. As required, the Company has adjusted the Unaudited Consolidated Statements of Operations and Consolidated Condensed Balance Sheets for prior periods.

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Three months ended March 31, 2009

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$12.0	$10.8	$(7.9)	$9.7

Deduct: Contract termination fees	(4.4)	-	-	(4.4)
Add: Impairment charges	-	-	9.9	9.9

Adjusted operating income	7.6	10.8	2.0	15.2

Add: Depreciation and amortization	4.2	3.6	4.8	12.9
Add: Share-based compensation	-	-	-	1.6

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$11.8	$14.4	$6.8	$29.7

	Three months ended March 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$10.1	$10.3	$2.0	$13.2

Add: MoneyGram charges	-	-	-	3.0

Adjusted operating income	10.1	10.3	2.0	16.2

Add: Depreciation and amortization	4.8	4.1	4.8	14.0
Add: Share-based compensation	-	-	-	2.9

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$14.9	$14.4	$6.8	$33.1

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2009		2008

Net loss attributable to Euronet Worldwide, Inc.	$(12.3)		$(8.6)
1.625% convertible debt interest, net of tax	1.3	(1)	1.5	(1)

Loss applicable for common shareholders	(11.0)		(7.1)

Discontinued operations, net of tax	0.1		0.8
Goodwill and intangible asset impairment, net of tax	9.9		-
Foreign exchange loss (gain), net of tax	10.1		(5.0)
Non-cash 3.5% convertible debt accretion interest, net of tax	1.6		0.8
Intangible asset amortization, net of tax	4.5		4.2
Share-based compensation, net of tax	1.5		2.1
Loss on early debt retirement, net of tax	0.1		0.1
Costs associated with termination of an acquisition, net of tax	-		1.8
Federal excise tax refund, net of tax	-		(0.3)
Impairment loss on investment securities	-		17.5
Non-cash GAAP tax expense	(0.2)		2.0

Adjusted cash earnings	$16.6	(2)	$16.9	(2)

Adjusted cash earnings per share - diluted (2)	$0.31		$0.30

Diluted weighted average shares outstanding	50,292,907		48,956,945

Incremental shares from assumed conversion of stock options and restricted stock	315,294		810,002
Effect of assumed conversion of convertible debentures (1)	2,057,000		4,163,488
Effect of shares issuable in connection with acquisition obligations	-		953,395
Effect of unrecognized share-based compensation on diluted shares outstanding	757,000		1,315,378
Adjusted diluted weighted average shares outstanding	53,422,201		56,199,208

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's diluted GAAP earnings per share for the periods presented, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Shruthi Fielder, 913-327-4225